UNITED STATES EXPLORATION, INC.
                                 1901 NEW STREET
                            INDEPENDENCE, KANSAS 67301


Carter G. Mathies
Tipperary Corporation, President
633 - 17th Street, Suite 1550
Denver, Colorado 80202

     Re:  Waiver of First Right of Refusal

Dear Carter:

     As you are aware, United States Exploration, Inc. ("Company") has for the last several months been negotiating for acquisition of a significant amount of oil and gas assets. In connection with that acquisition, the prospective seller has offered to acquire the Series C Debentures which the Company currently has outstanding. Acquisition of the Debentures is a precondition of completing the transaction. The purpose of this correspondence is to confirm your agreement to waive any first right of refusal which Tipperary may have with regard to those Debentures. We, as the Company's management, sincerely believe that if the proposed acquisition is completed, it will represent a significant advance and impetus for the Company. The additional assets and revenue which we anticipate will provide not only an immediate source of cash flow, but also development funds for our existing reserves. We hope you will support our efforts.

     References made to that certain Option Agreement by and between Tipperary and the Company dated July 18, 1994. By execution of this letter in the space set forth below, Tipperary hereby waives its first right of refusal and any other interest which it may have in and to the Debentures arising from that Agreement. In so doing, both Tipperary and the Company acknowledge that should the proposed acquisition not be consummated, Tipperary's first right of refusal as described in the Agreement shall be reinstated for the same period and to the same status originally set forth therein.

     If the foregoing correctly represents your understanding, please execute the acknowledgment in the space below on the enclosed copy of this letter. A copy of this correspondence will be delivered to the prospective seller in connection with our on-going negotiations.

Carter G. Mathies, President
June 2, 1995
Page 2


     We appreciate your cooperation and continuing support of the Company's efforts.

                              Sincerely,

                              UNITED STATES EXPLORATION, INC.

                              /s/ Terry L. Carroll

                              Terry L. Carroll, President


                                  ACKNOWLEDGMENT

     The foregoing terms are hereby accepted by me on behalf of Tipperary Corporation this 15th day of June, 1995.



                                /s/ Carter G. Mathies
                              -------------------------------------------

                                President